Exhibit 99.1

FOR IMMEDIATE RELEASE

Volt Information Sciences Completes Sale of Maintech

NEW YORK, NY, March 7, 2017 – Volt Information Sciences, Inc. (“Volt” or the “Company”) (NYSE-MKT:VISI), an international provider of staffing services and technology outsourcing services, today announced that, effective after the close of the markets on March 6, 2017, it completed the sale of Maintech, Incorporated (“Maintech”), its information technology infrastructure support business, to Maintech Holdings, LLC, a newly-formed holding company and affiliate of Oak Lane Partners, LLC, whose management team has significant experience in the technology infrastructure support industry.

Under the terms of the sale agreement, Volt sold Maintech for a purchase price of $18.3 million, subject to a $100,000 holdback, deductions for outstanding debt and certain expenses and a customary closing working capital adjustment, which resulted in Volt receiving cash proceeds of $13.9 million at closing. The purchase price is subject to possible adjustments following closing, including under a customary post-closing working capital adjustment and through the potential release to Volt of the $100,000 holdback if certain conditions are satisfied.

“We are pleased to announce the completion of the sale of Maintech and believe this business will continue to thrive under new ownership,” said Michael Dean, Volt’s President and Chief Executive Officer. “The divestiture of non-core assets has been an important part of our goal to simplify Volt’s corporate structure and streamline our operational focus. Similar to our previous divestitures, we are confident that the sale of Maintech will enable us to better allocate management attention and resources to opportunities within our core staffing business, where we believe we are best positioned to add value. In addition, the immediate cash proceeds from the transaction have significantly strengthened Volt’s balance sheet and improved our financial flexibility.”

Maintech Holdings, LLC is owned by MTECH Holdings, LLC.

Information concerning this transaction was filed by Volt today with the Securities and Exchange Commission and can be obtained at www.sec.gov or the ‘Investors’ section of Volt’s website at www.volt.com.

Stifel Financial Corp. acted as sole financial advisor, and Milbank, Tweed, Hadley & McCloy LLP acted as legal advisor to Volt in connection with the transaction.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based), managed service programs and technology outsourcing services. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our technology outsourcing services provide pre and post production development, testing and customer support to companies in the mobile, gaming, and technology devices industries. Our complementary businesses offer customized talent, technology and consulting solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information, visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investors section.

Investor Contacts:

Volt Information Sciences, Inc.

voltinvest@volt.com

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249